Exhibit 4.2

INERGY, L.P.,

INERGY FINANCE CORP.

and

THE GUARANTORS NAMED HEREIN

6.875% SENIOR NOTES DUE 2021

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 17, 2012

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of July 17, 2012 (this “Second Supplemental Indenture”), is by and among Inergy L.P., a Delaware limited partnership (the “Company”), Inergy Finance Corp., a Delaware corporation (the “Finance Corp” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors and the Trustee are parties to that certain Indenture, dated as of February 2, 2011 (the “Original Indenture”), relating to the Company’s 6.875% Senior Notes due 2021 outstanding (the “Notes”), and the Original Indenture has been amended and supplemented by the First Supplemental Indenture thereto (the Original Indenture as so amended and supplemented, being referred to herein as the “Indenture”);

WHEREAS, $600,000,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the Notes then outstanding , the Issuers, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company, Inergy GP, LLC, Inergy Sales & Service, Inc. and Suburban Propane Partners, L.P. (“Suburban Propane”) entered into a contribution agreement, dated as of April 25, 2012, as amended (the “Contribution Agreement”) which provides for the contribution of certain interests by the Company and certain assets by Inergy Sales & Services, Inc. to Suburban Propane;

WHEREAS, pursuant to the terms of the Contribution Agreement, Suburban has agreed to exchange any and all of the outstanding Notes (the “Exchange Offer”), upon the terms and subject to the conditions set forth in its offer to exchange, dated May 3, 2012, as amended and supplemented (the “Offer to Exchange”), and the related consent and letter of transmittal (the “Letter of Transmittal”);

WHEREAS, the Issuers desire and have requested the Trustee to join with them and the Guarantors in entering into this Second Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, in connection with the Exchange Offer, Suburban Propane has been soliciting consents to this Second Supplemental Indenture upon the terms and subject to the conditions set forth in the Offer to Exchange and Letter of Transmittal;

WHEREAS, all other acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Guarantors and of the Trustee necessary to make this Second Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1.

Section 1.01. With respect to all outstanding Notes, the Indenture is hereby amended as follows (subject to Section 2.10 hereof):

(a) The following definition shall be added to Section 1.01 in the appropriate alphabetical order:

“Inergy Propane Acquisition” means the contribution of certain interests by the Company and certain assets by Inergy Sales & Services, Inc. to Suburban Propane Partners, L.P. and related transactions pursuant to the contribution agreement, by and among the Company, the General Partner, Inergy Sales & Service, Inc. and Suburban Propane Partners, L.P., dated as of April 25, 2012, as amended.”

(b) The following provisions shall be deleted in their entirety:

Section 3.09 (Offer to Purchase by Application of Excess Proceeds)

Section 4.05 (Taxes)

Section 4.06 (Stay, Extension and Usury Laws)

Section 4.07 (Limitation on Restricted Payments)

Section 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries)

Section 4.09 (Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock)

Section 4.10 (Limitation on Asset Sales)

Section 4.11 (Limitation on Transactions with Affiliates)

Section 4.12 (Limitation on Liens)

Section 4.13 (Additional Subsidiary Guarantees)

Section 4.14 (Corporate Existence)

Section 4.15 (Offer to Repurchase Upon Change of Control)

Section 4.16 (No Inducements)

Section 4.17 (Activities of Finance Corp.)

Section 4.19 (Covenant Termination)

Section 4.20 (Designation of Restricted and Unrestricted Subsidiaries)

(c) Section 4.03 shall be deleted in its entirety and replaced with the following:

“Section 4.03. Reports.

Notwithstanding that the Inergy Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Inergy Issuers shall comply with the reporting obligations set forth under Section 314(a) of the Trust Indenture Act.”

(d) The first paragraph of Section 5.01 shall be deleted in its entirety and replaced with the following:

“Section 5.01. Merger, Consolidation, or Sale of Assets.

Neither of the Issuers may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless:

(a) either (1) such Issuer is the survivor or (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to a supplemental indenture or other agreement in a form reasonably satisfactory to the Trustee; and

(c) such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

It shall be understood that the Inergy Propane Acquisition shall not constitute the sale, assignment, transfer, lease, conveyance or disposal of all or substantially all of the property or assets of either of the Issuers and, accordingly, the Issuers may consummate the Inergy Propane Acquisition without being subject to the requirements of this Section 5.01.”

(e) Section 6.01 shall be deleted in its entirety and replaced with the following:

“Section 6.01. Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a) an Issuer defaults in the payment when due of interest or Additional Interest, if any, with respect to, the Notes, and such default continues for a period of 30 days;

(b) an Issuer defaults in the payment of the principal of or premium, if any, on the Notes when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) [Intentionally omitted];

(d) [Intentionally omitted];

(e) [Intentionally omitted];

(f) [Intentionally omitted];

(g) [Intentionally omitted];

(h) [Intentionally omitted]; and

(i) the Company or Finance Corp. pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or Finance Corp. in an involuntary case;

(2) appoints a Custodian of the Company or Finance Corp. or for all or s substantially all of the property of the Company or Finance Corp.; or

(3) orders the liquidation of the Company or Finance Corp.;

and the order or decree remains unstayed and in effect for 60 consecutive days.”

(f) Certain definitions shall be deemed deleted when reference to such definitions would be eliminated as a result of the amendments ascribed herein. Any definitions used exclusively in the provisions of the Notes that are deleted, and any definitions used exclusively within such definitions, are deleted in their entirety from the Notes, and all references in the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture shall be deleted in their entirety or revised to conform herewith.

ARTICLE 2.

Section 2.01. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.02. The Issuers represent and warrant that (1) the consent of the Holders of a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates) has been received, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture an Opinion of Counsel relating to this Second Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Issuers and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Issuers, the Guarantors and the Trustee to enter into this Second Supplemental Indenture.

Section 2.03. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Second Supplemental Indenture shall control.

Section 2.04. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.05. All agreements of the Issuers and the Guarantors in this Second Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 2.06. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Second Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.07. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Act”), that is required under such Act to be part of and govern any provision of this Second Supplemental

Indenture, the provision of such Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or shall be deemed to be excluded by this Second Supplemental Indenture, as the case may be.

Section 2.08. In case any one or more of the provisions in this Second Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.09. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 2.10. This Second Supplemental Indenture shall be effective as of the date hereof. However, the amendments and other changes to the Indenture contemplated hereby shall become operative upon the Company’s written notice to the Trustee of the incurrence of the Settlement Date (as defined in the Offer to Exchange).

Section 2.11. Any Notes authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of July 17, 2012, certain covenants of the Company and certain Events of Default have been eliminated, limited or modified, as provided in the Second Supplemental Indenture, dated as of July 17, 2012. Reference is hereby made to such Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

Issuers: INERGY, L.P.

By:	Inergy GP, LLC, its general partner

	By:	/s/ John J. Sherman
	Name:	John J. Sherman
	Title:	President and Chief Executive Officer

INERGY FINANCE CORP.

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	President and Chief Executive Officer

Signature Page to Second Supplemental Indenture

Guarantors:

INERGY PROPANE, LLC

INERGY PARTNERS, LLC

IPCH ACQUISITION CORP.

INERGY SALES & SERVICE, INC.

L & L TRANSPORTATION, LLC

INERGY TRANSPORTATION, LLC

STELLAR PROPANE SERVICE, LLC

US SALT, LLC

LIBERTY PROPANE GP, LLC

LIBERTY PROPANE, LP,

        BY LIBERTY PROPANE GP, LLC, ITS

        GENERAL PARTNER

LIBERTY OPERATIONS, LLC

TRES PALACIOS GAS STORAGE LLC

By:	/s/ John J. Sherman
Name: John J. Sherman
Title: President and Chief Executive Officer

Signature Page to Second Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

Signature Page to Second Supplemental Indenture